Exhibit 10.20

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 30th day of March 2020 (the “Effective Date”) between ASPIRE Global, a Cayman Islands liability company (the “Company”), and MICHAEL WANG (the “Executive”).

RECITALS

WHEREAS, the Company desires to engage Executive to serve in the capacity of CFO (“Chief Financial Officer”) of the Company, and Executive desires to be so engaged by the Company in such position, on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.            Position and Duties. Subject to the terms and conditions of this Agreement, Executive shall be employed and serve in the capacity as CFO, and in such management capacities as may be assigned, from time to time, by the Company. As such, Executive shall report to the Chief Executive Officer of the Company (the “CEO”). Executive shall perform such duties as the CEO deems necessary and appropriate and that are in accordance with the policies, practices, and governing documents of the Company. Executive shall perform Executive’s duties and responsibilities primarily out of the Company’s soon-to-be established Los Angeles office, or out of any other mutually agreed upon location.

2.            Time Commitment. Executive shall devote sufficient time, attention, and energies to the performance of the duties assigned hereunder, and shall perform such duties consistent with the Company’s policies, rules of procedure, governing documents, and ethical standards, as amended from time to time. Notwithstanding the foregoing, the provisions of this Section 2 shall not prohibit Executive from participating as an investor or Board Director for other companies for which the Executive chooses or has chosen to be involved with, or from making personal investments so long as such investments do not interfere with Executive’s duties under this Agreement and shall not be construed to prohibit the Executive from performing civic or charitable activities on Executive’s personal time or consistent with or in furtherance of his duties with the Company or to prohibit the Executive’s involvement in professional activities which are incidental to his profession or his duties with the Company.

3.	Compensation and Benefits.

(a)      Salary. Company shall pay Executive an annual base salary (“Base Salary”), which initially shall be $350,000, payable in accordance with the Company’s regular payroll practices in effect from time to time. The Base Salary and all other forms of compensation are subject to review and adjustment, which adjustment shall be in the sole and absolute discretion of the Board.

(b)     Bonus. During the term of Executive’s employment, in the sole discretion of the Company, Executive is eligible to receive a discretionary annual bonus based on the performance of the Company and Executive’s contributions to the Company, in amount to be determined by the Board (“Bonus”). Such Bonus if any, will ordinarily be determined by the Board on or before January 31 of each year and paid on or before February 15 of each year.

(c)      Equity. Executive will receive 2% of the Company’s common stock, which will vest 1/48 (or .0416% of the Company’s equity) each month as long as the Executive is employed by the Company. However, if the Executive is terminated prior to the beginning of the seventh month of employment, all stock earned during the first six months will be returned to the Company’s options plan or to the Founders, wherever that stock came from.

(d)     Business Expenses and Reimbursements. The Company shall reimburse Executive for all reasonable, ordinary, and necessary travel and other business expenses incurred in connection with Executive’s employment. The foregoing payments identified in this Section 3(c) shall be reimbursed and paid by Company subject to Executive’s timely submission of receipts or other documentation in conformance with the Company’s normal procedures in effect from time to time.

(e)      Fringe Benefits. Executive shall be eligible to participate in all health benefits, insurance programs, retirement plans, and other employee benefit and compensation arrangements that the Company may in its discretion from time to time provide to its executive employees (collectively, the “Fringe Benefits”).

(f)      Paid Time Off. Executive shall be entitled to receive [four (4)] weeks of paid time off (“PTO”) per year, to be taken and administered in accordance with the Company’s standard policies as in effect from time to time. Accrued but unused PTO shall not roll over into a subsequent year, and is not payable upon termination of employment.

(g)      Insurance Coverage. If requested by the Company, Executive agrees to cooperate with the Company so that the Company may purchase key-man life insurance on Executive’s life for the benefit of the Company or its designee in such amounts and on such terms as the Company shall determine, including the completion and execution of any application for such life insurance and the taking of any physical examinations in connection with same. Company shall pay the premiums on any key-man life insurance and shall be the named beneficiary on any such policies.

(h)      Withholding and Deductions. All salary or other payments made to Executive hereunder are subject to taxation as income to the Executive and shall be subject to applicable withholding and payroll deductions.

4.            Term; Termination of Employment.

(a)       Term. The term of Executive’s employment hereunder shall commence on the Effective Date and shall continue indefinitely thereafter until terminated in accordance with this Agreement (the “Term”).

(b)     Termination. Notwithstanding any provision of this Agreement to the contrary, the Term shall end and Executive’s employment hereunder shall terminate on the first to occur of the following:

(i)     Death. Executive’s employment shall be automatically terminated, without notice, effective upon the date of Executive’s death.

(ii)    Disability. If Executive shall fail to perform any of Executive’s essential job duties under this Agreement as the result of illness or other incapacity, with or without reasonable accommodation, for a period of more than eighteen (18) weeks during any twelve (12) month period, as determined by Company, Company may, at its option, and upon notice to Executive, terminate Executive’s employment effective on the date of that notice.

(iii)   Unilateral Decision by Company. Company may, at its option, upon notice to Executive, terminate Executive’s employment effective on the date of that notice.

(iv)   Termination for Cause. Company may terminate Executive’s employment hereunder for Cause (as defined below) effective on the date of that notice. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events:

(1)     Executive’s engaging in gross misconduct or gross negligence in the performance of Executive’s duties for the Company, after having been given written notice of the violation and a reasonable opportunity to cure the identified violation, which notice shall be at least ten (10) days but no more than thirty (30) days depending upon the particular facts and circumstances involved in the violation;

(2)     Executive’s commission of, conviction of, or entry of a guilty or nolo contendere plea to any felony charge or to any crime involving theft or moral turpitude; or

(3)     Executive’s engaging in fraud, embezzlement, misappropriation, conduct that would constitute breach of fiduciary duty, or any conduct that is injurious to or adversely reflects on the standing, reputation or business of the Company, financially or otherwise.

(v)    Unilateral Decision by Executive. Executive may terminate Executive’s employment hereunder effective on the date of that notice.

5.           Compensation in Event of Termination. Upon termination of Executive’s employment for any reason, the Company shall have no further obligation to Executive except to pay the amounts set forth in this Section 5.

(a)      Without regard to the date on which employment terminates or the reason for such termination, Executive (or Executive’s estate in the event of Executive’s death) shall be entitled to receive Executive’s Base Salary, Fringe Benefits, and expense reimbursements, each as accrued or pro-rated through the termination date.

(b)      In the event Executive’s employment is terminated pursuant to Section 4(b)(i), 4(b)(ii), 4(b)(iv), or 4(b)(v), Company shall pay Executive the amounts set forth in Section 5(a), and Executive shall receive no further compensation pursuant to this Agreement.

(c)      In the event Executive’s employment is terminated pursuant to Section (4)(b)(iii), Company shall continue to pay Executive’s Base Salary (less applicable tax withholdings), Bonus (as earned through the date of termination, provided the Board determines that the Bonus criteria established by the Board was met and pays Bonuses to other employees for achieving those performance criteria), Fringe Benefits, and expense reimbursements for the 6-month period following the date of termination of Executive’s employment hereunder (“Severance Period”). Any severance owed hereunder shall be payable in substantially equal installments consistent with the Company’s normal payroll cycle.

(d)      To be entitled to the severance benefits set forth this Section 5, Executive must continue to abide by the restrictive covenants described in Section 6 and must execute a general release of any and all claims, charges, grievances, disputes, and complaints (known and unknown) that Executive has, had, or may have against the Company, its affiliates, successors, or assigns and each of their respective owners, members, partners, officers, directors, and employees (“Released Parties”), in a form to be provided to Executive by the Company. In the event of a breach or threatened breach of any of the covenants described in Section 6 during the Severance Period, the Company shall immediately discontinue payment of Executive’s severance benefits and shall be entitled to recover all severance paid to Executive after the date of such breach or threatened breach. The cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

(e)      In furtherance and not in limitation of the foregoing, the termination of Executive’s employment for any reason shall not affect any of the following rights of Executive: (i) any rights pursuant to any qualified retirement or welfare benefit plan maintained by the Company; (ii) any rights to be indemnified by the Company pursuant to its governing documents, applicable law, this Agreement, and any rights under directors’ and officers’ insurance policy applicable to Executive; (iii) any rights under any federal and state laws providing for insurance continuation and/or conversion rights upon termination of employment or other qualifying events, including without limitation the federal Consolidated Omnibus Budget Reconciliation Act of 1985 as amended; and (iv) any right of Executive to apply for unemployment compensation benefits or workers’ compensation benefits pursuant to applicable law.

6.            Competition and Confidential Information.

(a)      Interests to be Protected. The parties acknowledge that Executive will perform essential services for Company during the term of Executive’s employment with Company. Executive will be exposed to, have access to, and be required to work with a considerable amount of Confidential Information (as defined below). The parties also expressly recognize and acknowledge that the personnel of Company have been trained by and are valuable to Company, and that Company will incur substantial expense in recruiting and training personnel if it must hire new personnel or retrain existing personnel to fill vacancies. The parties also expressly recognize that it could seriously impair the goodwill and diminish the value of Company’s business and good will should Executive compete with Company in a manner prohibited by this Agreement. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable, and it is necessary for the protection of Company, its members, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Executive if Executive’s employment with Company is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

Non-Competition. During the term of Executive’s employment with the Company and for the period ending 12 months after the termination of Executive’s employment with the Company, or, in the alternative, in the event any reviewing court finds 12 months to be overbroad or unenforceable for a period of nine months after the termination of Executive’s employment with the Company, or, in the alternative, in the event any reviewing court finds nine months to be overbroad or unenforceable, for a period of six months after the termination of Executive’s employment with the Company, (the “Restricted Period”), regardless of the reason therefor, Executive shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage in or become financially interested in any Competitive Business (as defined below) conducted within the Restricted Territory (as defined below). As used herein, the term “Competitive Business” shall mean any business that designs, develops, markets, or supports products and services competitive with the Company, and the term “Restricted Territory” shall mean any other cannabis vaping or E-Cigarette companies within the US.

(b)       Confidential Information. Executive shall maintain in strict secrecy all Confidential Information (as defined below), relating to the business of Company obtained by Executive in the course of Executive’s employment, and Executive shall not, unless first authorized in writing by the Company, disclose to, or use for Executive’s benefit or for the benefit of any person, firm, or entity at any time either during or subsequent to the term of Executive’s employment, any Confidential Information, except as required in the performance of Executive’s duties on behalf of the Company. For purposes hereof, “Confidential Information” shall mean, without limitation, any technical plans and drawings or other reproductions or materials of any kind; any financial information with respect to the Company or its business; any trade secrets, knowledge, or information with respect to products, processes, inventions, formulae, software, source codes, object codes, algorithms, and services provided; any operating procedures, techniques, or know-how; any consulting templates, manuals, terminology, work product, client certification programs, training courses, diagrams, and any other intellectual property utilized in, related to, or arising from the business of the Company; business methods or forms; any names, addresses, or data on suppliers or customers; and any business policies or other information relating to or dealing with the purchasing, sales, advertising, promotional, or distribution policies or practices of the Company.

(c)      Return of Books and Papers. Upon the termination of Executive’s employment with the Company for any reason, Executive shall deliver promptly to the Company all samples or demonstration models, catalogues, manuals, memoranda, drawings, software, source or object code, electronic records or files, formulae, and specifications, and operating procedures; all cost, pricing, and other financial data; all supplier and customer information; all other written or printed materials that are the property of the Company (and any copies of them); and all other materials which may contain Confidential Information relating to the business of the Company, which Executive may then have in Executive’s possession whether prepared by Executive or not.

(d)      Disclosure of Information. Executive shall disclose promptly to the Company, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of the Company, whether patentable or not, conceived or made by Executive, either alone or jointly with others, during working hours or otherwise, during the entire period of Executive’s employment with the Company, or within six months thereafter.

(e)      Assignment. Executive hereby assigns to the Company or its nominee the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not, including consulting templates, manuals, terminology, work product, client certification programs, training courses, diagrams, and any other intellectual property utilized in, related to, or arising from the business of the Company that Executive may conceive or make during Executive’s employment with the Company, or within six months thereafter, and which relate to the business of the Company. Whenever requested to do so by the Company, whether during the period of Executive’s employment or thereafter, Executive shall execute any and all applications, assignments, and other instruments that the Company shall deem necessary or appropriate to apply for, obtain, or maintain Letters Patent of the United States or of any foreign country, or to protect otherwise the interest of Company therein.

(f)       Equitable Relief. in the event a violation of any of the restrictions contained in this Section 6 is established, the Company shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event of a violation of any provision of Sections 6(b), 6(c), 6(f), or 6(g) of this Agreement, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

(g)      Restrictions Separable. If the scope of any provision of this Section 6 is found by a Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Section 6 may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 6 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

(h)      Survival. The Company and Executive acknowledge and agree that the obligations and rights set forth in this Section 6 shall survive the termination of this Agreement and Executive’s employment by either the Company or Executive under this Agreement.

7.            Governing Law; Jurisdiction; Attorney Fees. This Agreement shall be governed in all respects by the laws of the state of California, without giving effect to any conflicts of law provisions. The Company and Executive hereby consent to submit to the exclusive jurisdiction and venue of the federal and state courts located in California for enforcement or interpretation of this Agreement and for any disputes under or arising out of this Agreement. The prevailing party in any action arising from this Agreement shall be entitled to recover reasonable attorneys’ fees and related costs and expenses.

8.            Binding Effect. This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including but not limited to any Company, person, or other entity which may acquire all or substantially all of the membership interests, assets, and business of the Company, or any company with or into which the Company be consolidated, merged, or contributed.

9.            Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or written, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, he does not rely, and has not relied, on any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

10.         Amendment; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and the Manager. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

11.         Notices. All notices, requests, demands, claims and other communications hereunder shall be given in writing. Any notice request demand, claim, or other communication hereunder shall be deemed duly given (i) if hand delivered, when delivered personally to the recipient against receipt or upon refusal to accept the notice; (ii) one business day after being sent to the recipient by nationally recognized reputable overnight courier service (charges prepaid); (iii) when sent by email communication (provided sender demonstrates evidence of transmission); or (iv) three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below. All communications shall be sent to the Company and to Executive at the addresses below or at such other address as the Company or Executive may designate by ten days’ advance written notice to the other.

To Executive at:

Michael Wang

mxwang777@yahoo.com

To the Company at:

Aspire, Global

Floor 1-4, Building 3, No.14 Jian'an Road,

Shajing Sub-district, Bao'an District,

Shenzhen, Guangdong Province, China

12.          Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity, or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

13.          Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

14.          Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

15.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have knowingly, intentionally, and voluntarily executed this Agreement as of the date first set forth above.

ASPIRE GLOBAL

By:
Name:
Title:

EXECUTIVE

Michael Wang